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                                   EXHIBIT C

                     SENIOR SECURED SUBORDINATED DEBENTURE


$125,000                                                        Farmingdale,
                                                                New York
                                                                March 20, 1996

              VTX Electronics Corp., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), for value received, hereby promises to pay to the order of Quota Fund, NV or registered assigns the principal amount of One Hundred Twenty Five Thousand ($125,000) Dollars on March 1, 2001, in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the principal office of the Company, in Farmingdale, New York and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) at said office, in like coin or currency, on the unpaid portion of said principal amount from the date hereof, quarterly on the first day of September, December, March and June in each year, commencing on June 30, 1996, at the rate of interest from time to time equal to the "prime rate" as publically announced from time to time in the Wall Street Journal plus two percent (2%) per annum adjusted monthly on the first business day of each month until such unpaid portion of such principal amount shall have become due and payable and thereafter at the greater of such prime rate plus six percent (6%) or eighteen percent (18%) per annum thereafter and, so far as may be lawful, on any overdue installment of interest at the rate of the greater of such prime rate plus six percent (6%) or eighteen percent (18%) per annum and provided, further, that if this Debenture is not secured by a mortgage (which may be a second mortgage) by April 1996, the interest rate on this Debenture shall increase to the above referenced "prime rate" plus seven percent (7%) provided, further, however, that in the event a senior mortgagee having a mortgage loan to the Company of at least $1,500,000 in original principal amount shall prohibit the granting of a mortgage
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to the holders of the Debentures, the interest rate shall remain at the "prime rate" plus two (2%) percent. This Debenture may be prepaid at any time after one year from original issuance, in whole or in part, with no penalty, only with the prior written consent of the Holder of this Debenture.


              Section 1.     The Agreement; Exchanges and Transfers of the
Debenture.

              Section 1.1. The Agreement. This Debenture (herein called the "Debenture") is one of several identical Debentures in the aggregate principal amount not to exceed $1,237,500 (collectively called the "Debentures") issued
on March   , 1996.

              Section 1.2. Register; Transfer or Exchange of Debentures. The Company shall keep at its office or agency maintained in Farmingdale, New York a register in which the Company shall provide for the registration of Debentures and for the registration of transfer of Debentures. The Holder of any Debenture may, at its option and either in person or by duly authorized attorney, surrender the same for registration of transfer or exchange at such office and, without expense to such Holder (other than transfer taxes, if any), receive in exchange therefor a new Debenture or Debentures, dated as of the date to which interest has been paid on the Debenture or Debentures so surrendered, each in the principal amount of $10,000 or any integral multiple thereof, for the same aggregate unpaid principal amount as the Debenture or Debentures so surrendered for transfer or exchange and each registered in such name or names as may be designated by such Holder. Every Debenture so made and delivered in exchange for any Debenture shall in all other respects be in the same form and have the same terms as the Debenture so surrendered for transfer or exchange.

              Section 1.3. Loss, Theft, Destruction or Mutilation of Debentures. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Debenture and, in the case of any such loss, theft or destruction, upon receipt of an indemnity bond in such reasonable amount as the Company may determine (or if such Debenture is held by the original Holder, of an unsecured indemnity agreement reasonably satisfactory to the Company) or, in
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the case of any such mutilation, upon surrender and cancellation of such
Debenture, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the Debenture so lost, stolen, destroyed or mutilated.

              Section 1.4. Registered Holders. The Company may deem and treat the person in whose name any Debenture is registered as the absolute owner and holder of such Debenture for the purpose of receiving payment of the principal of and interest on such Debenture and for the purpose of any notices, waivers or consents thereunder, whether or not such Debenture shall be overdue, and the Company shall not be affected by notice to the contrary. Payments with respect to any Debenture shall be made only to the registered Holder thereof.

              Section 2.     Surrender of the Debenture.

              Section 2.1. Surrender of Debentures. (a) The Company may, as a condition of payment of all or any of the principal of, and interest on, this Debenture, in whole or in part, require the holder to present this Debenture for notation of such payment and, if this Debenture be paid in full, require the surrender hereof.

                   (b) Anything herein to the contrary notwithstanding, the entire principal plus accrued interest amount of this Debenture, or any part hereof, may be surrendered to the Company by the Holder for redemption and cancellation as payment of the exercise price of any warrant to acquire common stock of the Company. If less than the entire principal amount of this Debenture is so surrendered and redeemed, a new Debenture in the remaining outstanding principal amount shall be redelivered to the Holder.

              Section 3.     Covenants.

              Section 3.1. To Pay Principal and Interest. The Company covenants and agrees to pay principal and interest on this Debenture in accordance with the terms hereof.
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              Section 3.2.   Maintenance of Company Office.  The Company will
maintain an office in Farmingdale, New York in its current facility where notices, presentations and demands to or upon the Company in respect of the Debenture may be given or made or such other place as a majority in principal amount of the Debentures shall consent to in writing.

              Section 3.3. To Keep Books. The Company will, and will cause all subsidiaries, to keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles.

              Section 3.4. Payment of Taxes; Corporate Existence; Maintenance of Properties. The Company will, and will cause each of its subsidiaries to,

    (c) pay and discharge promptly or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or change upon its property; provided, however, that neither the Company nor any subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such subsidiary, as the case may be, shall have set aside on its books reserves (provided for and segregated to the extent required by generally accepted accounting principles) deemed by it adequate with respect thereto;

    (d) maintain and keep or cause to be maintained and kept its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
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              Section 3.5.   To Insure.  The Company will, and will cause each
of its subsidiaries to maintain insurance in such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

              Section 3.6. Sale, Merger or Consolidation by Company. The Company will not sell, lease, transfer or otherwise dispose of any substantial part of its properties and assets or consolidate with or merge into any person or permit any person to merge into it.

              Section 3.7. Additional Debt. The Company shall not issue or incur any debt senior to, or parri passu with, the Debentures.

              Section 4. Representations and Warranties. The Company represents and warrants to each Holder of this Debenture, on the date of original issuance, as follows:

              Section 4.1. Due Organization and Qualification; Business. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, has the power and authority to own or hold under lease the properties it purports to own or so hold and to carry on its business as now being conducted and presently proposed to be conducted, and has the power and authority to enter into this Debenture and to carry out the transactions contemplated hereby. The Company is duly qualified as a foreign corporation in each jurisdiction where the nature of the business transacted by it or the properties owned or leased by it requires the Company to be so qualified except for jurisdictions wherein the failure to be so qualified will not have a material adverse effect on the business, operations, properties or assets or on the condition, financial or other, of the Company. The Company has paid all corporation taxes and franchise taxes payable to the State of Delaware and in each other jurisdiction where it is qualified.

              Section 4.2. Litigation; Compliance with Rules, Regulations, Decrees, etc. Except as set forth on Schedule 4.2 attached hereto, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Company) pending or, to the knowledge of the Company, threatened
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against the Company or any of its  subsidiaries, properties or assets at law, in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; and neither the Company nor any of its subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or award of any court, arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in violation of any rule or regulation of any thereof, or in violation of any law, which violation would have a material adverse effect on the business or properties of the Company. The Company has all permits, licenses and franchises necessary or desirable in order to conduct its business and to own and operate its property and assets.

              Section 4.3. Compliance with Other Instruments. Neither the execution and delivery of this Debenture, the consummation of the transactions herein contemplated, nor compliance with the terms, conditions and provisions hereof, will conflict with or result in a breach or violation of the certificate of incorporation or by-laws of the Company or of any material term, condition or provision of any agreement or instrument to which the Company is now a party or by which it or any of its properties or assets may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien upon any of the properties or assets of the Company or any subsidiary.

              Section 4.4. Financial Statements. The consolidated balance sheet of the Company as at June 30 in each of the years 1990 to 1995, inclusive, and the related consolidated statements of operations, stockholder' equity and cash flows for the fiscal years then ended, accompanied in each case by the opinion of independent public accountants previously delivered to the Holder of this Debenture, as well as the unaudited financial statements as of September 30, and December 31, 1995 and 1994 (as set forth in the Form 10Q set forth below) previously delivered to the Holder are complete and correct in all material respects and fairly present the financial condition of the Company
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and its subsidiaries and the results of the operations and changes in financial position of the Company and its subsidiaries for the respective fiscal periods ended on said dates, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise set forth therein or in the notes thereto stated) throughout the fiscal periods involved.

              Section 4.5. Business and Properties; No Misleading Statement or Omissions. The annual report of the Company on Form 10-K for the fiscal year ended June 30, 1995 including all exhibits and material incorporated by reference (the "Form 10-K") and the Reports on Form 10-Q relating to the three-month periods ended September 30 and December 31, 1995 (collectively with the Form 10-K, the "Reports"), as filed with the Securities and Exchange Commission and copies of which have heretofore been furnished to the Holder, correctly describe the general nature of the business conducted by the Company during the fiscal year ended June 30, 1995 and the six-month period ended December 31, 1995, respectively, and the information therein with respect to the principal properties then owned or leased by the Company is correct in all material respects. Since December 31, 1995, there has been no material change in the general nature of the business conducted, or in the principal properties owned or leased, by the Company. The Reports are accurate as of their respective dates in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 4.5 hereto, there is no fact or circumstance now in existence and currently known by the Company which does now, or with the passage of time, would be reasonably anticipated to have a material adverse affect on the Company, its business, prospects, financial condition or operations.

              Section 4.6. Subsidiaries; Due Organization and Qualification. The Form 10-K correctly and completely sets forth the name and jurisdiction of the incorporation of each subsidiary of the Company. All outstanding shares of stock of all classes of each subsidiary listed in the Form 10-K
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are owned by the Company and have been validly issued, are fully paid and non-assessable, and are owned free and clear of any lien, option, contractual restriction on transfer or contractual right of any other person. Each subsidiary listed in the Form 10-K is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to own or hold under lease the properties it purports to own or so hold and to carry on its business as now being conducted and presently proposed to be conducted; each subsidiary listed in the Form 10-K is duly qualified and is in good standing as a foreign corporation in each jurisdiction wherein, in the judgment of the Company, the nature of the business transacted by it or the properties owned or leased by it makes such qualification necessary, except for jurisdictions wherein the failure to be so qualified will not have a material adverse effect on the business, operations, properties or assets or on the condition, financial or other, of the Company.

              Section 4.7. Title to Properties. The Company and its subsidiaries have good and marketable title to, or valid and enforceable leasehold estates in, their respective real properties and assets (including leasehold improvements) reflected in the consolidated balance sheet as at December 31, 1995 referred to in Section 4.4 above, subject only to such defects or irregularities of title which do not in the aggregate interfere with the operation, value or use of such properties and assets considered as a whole and subject to liens in favor of Congress Financial Corporation ("Congress") and Sterling Commercial Capital, Inc., First Wall Street SBIC, L.P., Fundex Capital Corp. and Tappan Zee Capital (collectively, the "Sterling Group") and notice liens in favor of equipment lessors, except for properties and assets sold or otherwise disposed of subsequent to said date in the ordinary course of business. The Company owns, or has a valid leasehold in, all properties or assets reasonably necessary to operate and conduct its business.

              Section 4.8. Trademarks, Patents, etc. The Company and its subsidiaries possess such trademarks, trade names, copyrights, patents, licenses, or rights in any thereof as are adequate in the
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opinion of the Company for the conduct of their respective businesses as now conducted, without known conflict with the rights of others except for conflicts which if adversely determined would not, singly or in the aggregate, result in any material adverse change in the business, operations, properties or assets or in the condition, financial or other, of the Company.

              Section 4.9. Tax Liability. The Company and its subsidiaries have, to the knowledge of their respective officers, properly prepared and filed all tax returns required to be filed with taxing authorities prior to the date hereof or have duly obtained extensions of time for the filing thereof and have paid all taxes shown as due on such returns that were filed. The Company has properly withheld all taxes required to be withheld, including, without limitation all federal, state and local withholding taxes and FICA payments, and, to the Company's knowledge, there are no pending audits or investigations relating to tax matters affecting the Company or any subsidiary. The Company has been notified of 1) a final assessment by City of Dayton, Ohio in the amount of approximately $3,400 and, 2) an amount due to the Illinois Department of Revenue upon audit and resolution thereof in the amount, as of September 27, 1995, of approximately $15,400.

              Section 4.10. Governmental Action. Except as otherwise contemplated by this Debenture and blue sky laws, no action, authorization or approval of, or registration, declaration or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by the Company of this Debenture, other than any post event informational filing.

              Section 4.11. ERISA. (a) The Company is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

                        (b) No "employee benefit plan" as defined in ERISA, maintained by the Company or any subsidiary, as from time to time in effect (herein called "Benefit Plans" or, individually, a "Benefit Plan") nor any trusts created thereunder, nor any trustee or administrator
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thereof, has engaged in a "prohibited transaction," as defined in ERISA, which could subject the Company or any subsidiary, or any Benefit Plan or any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan, or any such trust to any tax or penalty on prohibited transactions. Neither any of the Benefit Plans nor any such trusts have been terminated, or are liable for the tax or penalty on prohibited transactions, nor has there been any "reportable event" as defined in ERISA or any "accumulated funding deficiency." Neither the Company nor any of its subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation.

              Section 4.12. Environmental Issues. (a) The property owned or leased by the Company or any of its subsidiaries ("Premises") and the present and contemplated use and occupancy thereof are in full compliance in all material respects with all applicable federal, state and local laws, ordinances, building codes, rules and regulations pertaining to zoning, parking, construction, building, land use and environmental matters, including, without limitation, the provisions of the Federal Occupation Safety and Health Act and the Environmental Protection Act, and all applicable rules and regulations thereunder and all similar state and local laws, rules and regulations; there are no current citations, notices or orders of non-compliance issued to the Company or any of its subsidiaries or relating to its business, assets, property (leased or owned), leaseholds or equipment under any such laws, rules and regulations. The Company and each of its subsidiaries has been issued all required federal, state and local licenses, certificates and permits relating to the business, assets, property (leased or owned) leaseholds and equipment, and are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations relating to air emissions, water discharge, noise emissions, solid or liquid disposal, hazardous waste or materials, or other environmental, health or safety matters.

                   (b) (i) No hazardous or toxic substance or material or other waste ("Hazardous Substance") as defined in or regulated under the Comprehensive Environmental Response,
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Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et.
seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et. seq.), The Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et. seq.) or any other federal, state or local law, order or regulation pertaining to health, safety, or the environment (the "Environmental Laws") has ever been unlawfully disposed, released, discharged or spilled on or under any part of the Premises,
(ii) the Premises has never been used as a dump or landfill, (iii) no litigation or administrative action or proceeding has been commenced or, to the Company's knowledge, threatened against the Company or any of its subsidiaries alleging a violation of any Environmental Laws, and (iv) no underground storage tank (other than fuel oil storage tanks), equipment containing polycholorinated biphenyl, asbestos, or urea formaldehyde is located on or under the Premises; the Premises are free from any contamination by any Hazardous Substance and the Company is in compliance in all material respects with all Environmental Laws affecting the Company or the Premises.

                        (c) There is not present in the Premises any friable asbestos or any substance containing asbestos and deemed hazardous by federal, state or local laws, rules, regulations or orders respecting such material.

              Section 4.13.  Due Authorization of Debenture.  This Debenture
and the transactions herein contemplated, have been duly authorized by the Company, and when this Debenture has been duly executed, paid for and delivered by the Company, no shareholder approval is required in connection therewith, this Debenture will be a valid and legally binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.
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              Section 4.14.  No Defaults.  The Company is presently, and at all time in the past twelve (12) months has been, in compliance and not in any violation or default under its lending agreements with its lenders, including, without limitation, Congress and the Sterling Group and has been in compliance with, and not it default under, any material contract, leases, mortgages or agreement. No event, fact or circumstance exists which, with the passage of time or the giving of the notice, would create an event of default under any of the above instruments. The Company is in compliance with its certificate of incorporation and its by-laws.

              Section 4.15. Capitalization. The authorized and outstanding shares of capital stock, warrants or rights to convert into or receive capital stock of the Company, are stated on Schedule 4.15 attached hereto. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding, are fully paid and non-assessable. Except as stated on such Schedule 4.15, there are no outstanding, options, warrants, or rights to convert into or receive capital stock of the Company or securities exchangeable for, or convertible into, capital stock of the Company. No person or entity has demand or "piggy-back" registration rights as to any security issued or issuable by the Company, except as set forth on Schedule 4.15.

              Section 4.16. Undisclosed Liabilities; Material Changes. Except for such claims, debts and liabilities as are reflected in the financial statements referred to in Section 4.4 hereto and borrowing under the Company's revolving credit agreement with Congress, the Company does not have any outstanding indebtedness for money borrowed and is not subject to any claims or liabilities (whether matured or unmatured, liquidated or unliquidated, accrued, fixed, contingent or otherwise), other than trade or business obligations incurred in the ordinary course of business since the date of such financial statements, in amounts usual and normal, both individually and in the aggregate, for the Company, all accounting procedures and methods have been maintained in a manner consistent with prior periods, there has been no lease, sale (other than inventory in the ordinary course of business),
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or abandonment of any property or assets of the Company, nor has there been any labor strife, strike or lock-out. Since the date of such financial statements, there has not been any material increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of them, other than in the ordinary course and consistent with past practices. Since the date of such financial statements, there has not been any payment by the Company of any dividends or any distribution by the Company to any of its shareholders in redemption or as a purchase price of any indebtedness (whether in payment of principle, interest or otherwise) owing to any of them nor has there been any mortgage, pledge or subjection to a lien, charge or encumbrance of any material kind of any of the Company's assets, tangible or intangible.

              Section 4.17. Insurance. The Company maintains insurance adequate and reasonable for its needs and consistent with industry standards. All such insurance is in full force and effect and the Company has received no notices of cancellation or indication of any intention on the part of any insurance company not to renew.

              Section 4.18.  Employment Contracts.  Except as set forth on
Schedule 4.18 attached hereto, the Company is not a party to, or otherwise subject to, any oral or written (i) collective bargaining agreement, (ii) contract or other agreement for the employment of any officer or employee,
(iii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension, retirement or similar plan or agreement (including individual agreements) providing employee benefits.

              Section 4.19. Future Agreements. The Company is not a party to or otherwise subject to any oral or written (i) guarantee of any obligations for the borrowing of money or otherwise, or any other agreement or guarantee of the obligations of another person or entity, (ii) agreement or arrangement for the purchase or sale of any assets of the Company other than in the ordinary course of business or for the grant of any preferential rights to purchase any of the Company's assets, properties or rights,
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(iii) agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business in any area of the world or to compete with any person or entity, (iv) agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise, (v) contract, agreement or other instrument not entered at arms length and in the ordinary course of business.

              Section 4.20. Market Price of Common Stock. Schedule 4.20 sets forth the high, low and closing prices for the Common Stock of the Company for the trading days March 4, to March 12, 1996 as prepared from information provided to the Company by Bloomberg Financial Markets.

              Section 5. Subordination. (a) "Senior Debt" means (i) all indebtedness for principal and interest, including interest accruing during the period of any bankruptcy and other amounts payable under the terms of such Senior Debt, of the Company to Congress Financial Corporation ("Congress") under that certain Accounts Financing Agreement (Security Agreement) dated December 31, 1992 and the Covenant Supplement to Accounts Financing Agreement (Security Agreement) dated December 31, 1992 and all amounts owing to Sterling Commercial Capital, Inc., First Well Street SBIC, L.P., Fundex Capital Corp. and Tappan Zee Capital Corp. under that certain Loan Agreement dated March 31, 1994, Mortgage dated March 31, 1994 and Security Agreement dated March 31, 1994.

                   (b) The Company covenants and agrees, and each Holder of this Debenture, by his acceptance hereof likewise covenants and agrees that the payment of the principal of, interest and all other amounts payable on this Debenture shall be subordinated in accordance with the provisions of this
Section 5 and each holder of any of the Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. This Debenture, shall, to the extent and in the manner hereinafter in this Section 5 set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Debt of the Company.
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                   (c)  Upon any payment or distribution of assets or
securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Debt of the Company shall first be paid in cash or cash equivalents, before the holder of this Debenture shall be entitled to receive any assets or securities (other than shares of stock of the Company, as reorganized or readjusted or securities of the Company, or of any other corporation provided for by a plan of reorganization or readjustment, junior to, or the payment of which is subordinated at least to the extent provided in this Section 5 to the payment of, all Senior Debt of the Company, which may at the time be outstanding or any securities issued in respect thereof under any such plan of reorganization or readjustment) in respect of the Debentures (for principal, interest or other amounts); and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company, of any kind or character, whether in cash, property or securities (other than as aforesaid), to which the Holders of the Debentures would be entitled, except for the provisions of this Section 5, shall be made by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt of the Company, or their representatives to the extent necessary to pay all such Senior Debt of the Company, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

                   (d) No demand, declaration, acceleration or direct or indirect payment, prepayment or enforcement of principal of this Debenture may be made or done until the Senior Debt is finally paid in full, provided, however, demand for payment and acceleration may be made after 180 days following an Event of Default. Also, no direct or indirect payment of or on account of this Debenture (including without limitation principal, interest and premiums) shall be made if, at the time

                                                           PAGE 100 OF 124 PAGES


of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of any amount (including without limitation principal, interest and premiums) payable by the Company in respect of any Senior Debt (any default referred to in this clause (i) herein called a "Monetary Default"), or (ii) the Company receives a notice from a holder of any Senior Debt that there exists a default or an Event of Default other than a Monetary Default in respect of any Senior Debt (any default or Event of Default specified in this clause (ii) herein called a "Non-Monetary Default"). If the Company receives any notice of a Non-Monetary Default, a subsequent notice given within 360 days from the date of the giving of the first notice relating to the same Non-Monetary Default on the same issue of Senior Debt shall not be effective for the purposes of this paragraph. Notwithstanding the occurrence of a Non-Monetary Default (but subject to the provisions of Section 5(c) above and clause (i) of the second sentence of this Section 5(d)), the Company shall resume payments on and distribution in respect of interest and other amounts (but not principal) on this Debenture when: (1) the Non-Monetary Default is cured or waived, or (2) 180 days after the giving of the aforementioned notice of the occurrence of such Non-Monetary Default (unless during such 180 day period the maturity of the Senior Debt is accelerated, or such indebtedness otherwise comes due, and is not paid in full), but in any event only if this
Section 5 otherwise permits the payments or acquisition at the time of such payment.

                   (e) In the event that, notwithstanding the foregoing, the holder of any Debenture shall have received any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (other than as expressly permitted by this Section 5) in contravention of the terms of the subordination contained herein before all Senior Debt of the Company is paid in full, then and in such event, such payment or distribution of assets or securities of the Company shall be held in trust for and paid over or delivered to the holder of Senior Debt of the Company, for application to the payment of all Senior Debt of the Company, remaining unpaid to

                                                           PAGE 101 OF 124 PAGES


the extent necessary to pay in full in cash the principal of and the premium (if any) and interest and such other amounts on such Senior Debt of the Company, in accordance with its terms, after giving effect to any concurrent payment or distribution to holders of such Senior Debt of the Company.

                   (f) If any Event of Default occurs (under circumstances when the provisions of Section 5(c) shall not be applicable) with respect to the Company and as a result this Debenture is declared due and payable, and such declaration has not been rescinded or annulled, all principal and premium, if any, of all Senior Debt of the Company then due, or thereafter declared to be due, pursuant to the terms of such Senior Debt at such time, and all interest and such other amounts then due upon such Senior Debt shall first be paid in full before any payment is made on account of principal or interest or other amounts on any Debenture.

                   (g) Subject to the prior payment in full of all Senior Debt of the Company, the Holder of this Debenture shall be subrogated to the rights of the holders of such Senior Debt to receive payments or distributions of assets or securities of the Company with respect to payments or distributions to the holders of Senior Debt by or on behalf of the Company to which the Holder of this Note would be entitled except for the provisions of this Section 5, applicable to Senior Debt until the principal of and interest on the Debenture shall be paid in full; provided, however, that all payments of principal and interest on this Debenture which were permitted under the provisions of this Section 5 at the time made shall remain the property of the Holder of this Debenture and shall not be subject to recapture by the holders of the Senior Debt. For purposes of such subrogation, no such payments or distributions to the holders of Senior Debt by or on behalf of the Company, to which the Holder of this Debenture would be entitled, except for the provisions of this Section 5, and no such payments or distributions pursuant to the provisions of this Section 5 to or for the benefit of the holders of Senior Debt of the Company, by the Holder of Debenture, shall, as between the Company, its creditors other than the holders of their respective Senior Debt, as the case may be, and the Holders of this Debenture, be

                                                           PAGE 102 OF 124 PAGES


deemed to be a payment by the Company, to or on account of Senior Debt and no such payments or distribution to the Holders of Debentures by virtue of the subrogation herein provided for shall, as between the Company, its creditors other than the Holders of their respective Senior Debt and the Holders of the Debentures, be deemed to be a payment by the Company, on account of such Senior Debt, it being understood that the provisions of this Section 5 are solely for the purpose of defining the relative rights of the Holders of the Debentures, on the one hand, and the holders of Senior Debt of the Company, on the other hand. Nothing contained in this is intended to or shall impair, as between the Company and the Holders of Debentures, the obligation of the Company, which is unconditional and absolute, to pay to the Holders of the Debentures the principal of and interest on the Debentures, as and when the same shall become due and payable in accordance with their terms, or to affect (except to the extent specifically provided above in this paragraph) the relative rights of the Holders of the Debentures and creditors of the Company, other than the Holders of Senior Debt of the Company, nor shall anything herein prevent the Holder of any Debentures from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Section 5, of the Holders of Senior Debt of the Company, in respect of assets or securities of the Company, of any kind or character, whether cash, property or securities, received upon the exercise of any such remedy.

                   (h) Upon any payment or distribution of assets or securities of the Company referred to in this Section 5, the Holders of this Debenture shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Holders of the Debentures for purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof

                                                           PAGE 103 OF 124 PAGES


or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.

                   (i) No right of any present or future holder of any Senior Debt of the Company, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, or by any act or failure to act, in good faith, by any Holder, or by any noncompliance by the Company, with the terms, provisions and covenants of this Debenture regardless of any knowledge thereof any such Holder may have or otherwise be charged with.

                   (j) The provisions of this Section 5 are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Debt of the Company.

              Section 6.     Events of Default.

              Section 6.1. Events of Default. If one or more of the following events, herein called Events of Default, shall happen for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body) and be continuing:

                   (a) Default shall be made in the payment of the principal of any Debenture, when and as the same shall become due and payable,whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

                   (b) Default shall be made in the payment of any installment of interest on any Debenture according to its tenor when and as the same shall become due and payable and such default shall continue for a period of 10 days; or

                   (c) Default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Company contained in this Debenture; or

                                                           PAGE 104 OF 124 PAGES


                   (d) The Company shall be adjudicated a bankrupt or insolvent, or shall consent to the appointment of a receiver, trustee or liquidator of itself or of any material part of its property, or shall admit in writing its inability to pay its debts generally as they come due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition or an answer seeking reorganization or arrangement in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall, by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or the Company or its directors or majority stockholders shall take action looking to the dissolution or liquidation of the Company; or

                   (e) An order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Company, a receiver, trustee or liquidator of the Company or of any material part of its property, and such receiver, trustee or liquidator shall not have been removed or discharged within 90 days thereafter, or any material part of the property of the Company shall, in any judicial proceeding, be sequestered and shall not be returned to the possession of the Company within 90 days thereafter; or

                   (f) A petition against the Company in a proceeding under any bankruptcy law (as now or hereinafter in effect) shall be filed and shall not be dismissed within 30 days after such filing, or, in case the approval of such petition by a court of competent jurisdiction is required, shall be filed and approved by such a court as properly filed and such approval shall not be withdrawn or the proceeding dismissed within 30 days thereafter, or if, under the provisions of any other similar law providing for reorganization or winding up of corporations and which may apply to the Company, any court of competent jurisdiction, custody or control of the Company or of any material part of its

                                                           PAGE 105 OF 124 PAGES


property and such jurisdiction, custody or control shall not be relinquished or terminated within 30 days thereafter; or

                   (g) The Company shall (x) be declared in default in the payment of principal or interest on any evidence of indebtedness for money borrowed (other than the Debentures) or other material obligations and such default shall continue for more than the period of grace, if any, therein specified, unless such default shall have been cured or waived prior to such indebtedness becoming or being declared to be due and payable prior to its stated maturity, or (y) default shall continue for more than the period of grace, if any, therein specified, or (z) default in the performance or observance of any other term, condition or agreement contained in any such evidence of indebtedness for money borrowed or in any agreement relating thereto if as a result of such default such evidence of indebtedness is declared to be due and payable prior to its stated maturity; then, in any such event, any registered Holder or Holders of the Debentures may declare the Debenture or Debentures held by it or them to be due and payable, together with accrued interest thereon, thirty (30) days after such declaration, unless, prior do the expiration of such thirty (30) day period the registered Holders of a majority of the then outstanding principal amount of the Debentures at such time outstanding, together with the concurrence of each registered Holder owning originally and at such time a principal amount of $150,000 or greater of Debentures, shall waive, suspend, cancel or annul such declaration.

              Section 6.2. Suits for Enforcement. In case any one or more of the Events of Default specified in Section 6.1 shall happen and be continuing, each Holder of a Debenture which may, pursuant to the provisions of Section 6.1, declare the Debenture or Debentures held by it to be immediately due and payable, may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Debenture, such Debenture or in aid of the exercise of any

                                                           PAGE 106 OF 124 PAGES


power granted in this Debenture, such Debenture, or may proceed to enforce the payment of such Debenture or to enforce any other legal or equitable right of holder of such Debenture. If, pursuant to the provisions of Section 6.1 or of this Section 6.2, the holder of any Debenture shall demand payment thereof or take any action in respect of a default or an Event of Default, the Company will forthwith give written notice, addressed as provided in Section 6.4, to the other Holders of Debentures, specifying such action and the nature of the default or Event of Default. Nothing contained in this Section 6.2 or in
Section 6.1 shall in any manner impair that absolute and unconditional right of each holder of a Debenture to receive payment of the principal of and interest, on such Debenture when the same shall become due and payable in accordance with the terms thereof, and to institute suit for the enforcement of such payment.

              Section 6.3. Remedies Cumulative. No remedy herein conferred upon the Holder of any Debenture is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

              Section 6.4. Remedies Not Waived. No course of dealing between the Company and any Holder of a Debenture shall operate as a waiver of any right of such Holder hereunder or under such Debenture, and no delay on the part of such Holder in exercising any right hereunder or thereunder shall so operate.

              Section 7. Waivers. Anything in this Debenture to the contrary notwithstanding, upon the affirmative written consent of the registered Holders of a majority of the then outstanding principal amount of Debentures, plus the affirmative written consent of each registered Holder owning originally and at such time a principal amount of $150,000 or greater of Debentures, any provision, covenant, requirement, agreement or condition of the Company under this Debenture may be waived

                                                           PAGE 107 OF 124 PAGES


or amended at any time or from time to time and such waiver or amendment shall be binding upon all Holders and all Debentures.

              Section 8. Security. This Debenture is secured by that certain Security Agreement dated as of March 1, 1996 made by the Company for the benefit of the holders of the Debentures.

              Section 9. Costs of Collection. In case of a default in the payment of any principal of or interest on this Debenture, the Company will pay to the Holder hereof such further amount as shall be sufficient to cover the costs and expenses of collection, including (without limitation) reasonable attorneys' fees.

              Section 10. Legend. Each Debenture shall bear the following legend:

                   The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or registered or qualified under the "blue sky" laws of any State. The securities may not be pledged, hypothecated, assigned, sold or transferred unless registered under that Act and registered or qualified under the blue sky laws as may be applicable or unless, in the opinion of counsel reasonably satisfactory to the Company, exemptions from such laws are available.

              Section 11. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Debenture contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

              Section 12. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York.

              Section 13. Notice. Any notice pursuant to this Debenture shall be effected on the day delivered by hand and receipted, the second business day after delivery to a recognized overnight courier service or seven days after delivery to the United States Post Office, proper postage prepaid sent registered or certified mail, return receipt requested, addressed as follows:

                                                           PAGE 108 OF 124 PAGES


              If to the holder at the address shown on the register maintained by the Company pursuant to Section 1.2 of this Debenture.

              If to the Company:

              61 Executive Boulevard
              Farmingdale, New York 11735

              Section 14. Waiver of Jury Trial. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS DEBENTURE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

              Section 15. Headings. The headings of the sections and subsections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

                                                           PAGE 109 OF 124 PAGES


              IN WITNESS WHEREOF, VTX Electronics Corp. has caused this Debenture to be signed in its corporate name by one of its officers thereunto duly authorized and this Debenture to be dated as of the day and year first above written.


                                            VTX ELECTRONICS CORP.



                                            By:
                                               ---------------------------------